                                                                     EXHIBIT 6

                   TRADEMARK AND TRADE NAME LICENSE AGREEMENT
                   ------------------------------------------

     THIS TRADEMARK AND TRADE NAME LICENSE AGREEMENT (the "Agreement") is made as of October 16th, 1995, by and between QMS, INC., a Delaware corporation ("QMS"), and QMS Europe B.V., a corporation organized under the laws of The Netherlands ("Licensee").

                                   RECITALS:

     WHEREAS, QMS is the owner of certain trademarks and trade names (the "Marks") used in connection with the manufacture and sale of its products (the "QMS Products"); and

     WHEREAS, QMS and Licensee have entered into that certain Master Distributor Agreement of even date herewith (the "Distributor Agreement"), under which Licensee will act as a distributor for the QMS Products within the Territory (as defined herein); and

     WHEREAS, Licensee desires to use the Marks in connection with its distribution of the QMS Products under the Distributor Agreement, and QMS desires to provide a license for such use under the terms and conditions set forth herein (the "License").

     NOW, THEREFORE, the parties have agreed as follows:

1.   Grant of License.  QMS hereby grants to Licensee and Licensee's
     ----------------
     subsidiaries an exclusive, royalty-free right to utilize the now or hereafter existing trademarks, trade names, copyrighted materials, logos, slogans, designs and distinctive advertising of QMS in connection with the sale and distribution of the QMS Products by Licensee in the following territories: Europe (including the United Kingdom), Middle East, Africa, Australia and New Zealand (the "Territory").

2.   Conditions of Grant.  The License is subject to the following conditions:
     -------------------

     a. Licensee may only use the Marks for the purpose of advertisement, promotion and sale of the QMS Products and for no other purposes;

     b. Licensee may only use the Marks in the form in which they are used by QMS and may not alter or modify them or add material to them so as to diminish their distinctiveness;

     c. Licensee will not use the Marks in any manner likely to confuse, mislead or deceive the public, or to be injurious or inimical to the best interests of QMS; and

     d. Licensee will not allow use of the Marks by its subsidiaries unless and until they agree in writing to be bound by the terms of this Agreement.

3.   Rights of QMS as Licensor.  QMS retains the right to monitor Licensee's
     -------------------------
     usage of the Marks and to inspect any advertising or marketing materials developed by Licensee which use the Marks, and Licensee may not distribute, display or otherwise utilize any such materials which QMS determines to be unacceptable. Licensee agrees that it will not acquire any right or interest in any of the Marks, whether by use, operation of law, or otherwise.

4.   Term and Termination.  This Agreement and the License granted hereunder
     --------------------
     shall be effective upon the date hereof, and shall continue in effect until either of the following shall occur:

     a. The Distributor Agreement is terminated by either party for any reason; or

     b. Licensee fails to use the Marks in accordance with the terms of this Agreement.

5.   General Provisions.
     ------------------

     a. All notices, requests, consents or other communication hereunder shall be in writing and shall be mailed, telecopied or delivered to the other party and the address shown below (or at such address as may be specified hereafter in writing by either party hereto to the other party in accordance with this Section) and will be effective and deemed received upon the earlier of (i) receipt or (ii) fifteen days after placed in the mail:

          If to QMS:

          QMS, Inc.
          One Magnum Pass
          Post Office Box 81250
          Mobile, Alabama USA 36689-1250
          Attn: Legal Department

          If to Licensee:

          Jalak Investments B.V. i.o.
          40 QMS Europe B.V.
          Reactorweq 160
          P.O. Box 8540
          3503 RM Utrecht
          The Netherlands
          Attn:  Peter van Schaick


     b.   This Agreement shall be governed by the laws of the State of Georgia.

     c. Regardless of whether a copy of this Agreement is translated into another language, the official version hereof shall be the English version, which shall prevail in all cases. All correspondence and communication between the parties shall be in the English language.

     d. The License may not be assignable by Licensee without the express written consent of QMS.

     e. This Agreement may only be amended by written agreement by the parties hereto.

     f. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              QMS:

                              QMS, Inc.

                              By: /s/ James L. Busby
                                  -----------------------------------------
                                  Name: James L. Busby
                                  Title: President


                              LICENSEE:

                              QMS Europe B.V.

                              By: /s/ P.P. van Schaick
                                  -----------------------------------------
                                  Name: P.P. van Schaick
                                  Title: J.M.D.

                                       3